Exhibit 99.1
For Immediate Release

Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com or May Lilley, (303) 504-5824, mlilley@vailresorts.com

Vail Resorts to Acquire Perisher, the Largest Mountain Resort in Australia

•	With the acquisition of Perisher, Vail Resorts will become the only mountain resort company to operate world-class ski resorts on two continents

•	Vail Resorts to offer Perisher pass holders free season-long access to its U.S. resorts, providing the Company an incredible connection to the Australian ski market

•	Perisher will also be added to the Epic Pass for the 2015-2016 ski season upon closing of the acquisition, creating a true year-round skiing opportunity

BROOMFIELD, Colo.-March 30, 2015-Vail Resorts, Inc. (NYSE: MTN) today announced that the Company has agreed to acquire its first international mountain resort, Perisher Ski Resort (“Perisher”) in New South Wales, Australia, for total cash consideration of AU$176.6 million (approximately US$136 million), subject to certain adjustments. Perisher is the largest and most visited ski resort in Australia, and is well-positioned with access to the country’s largest cities, including Sydney, Melbourne, Adelaide, Canberra and Brisbane. Perisher is also the largest ski resort in the Southern Hemisphere. The acquisition is expected to close in the fourth quarter of fiscal 2015 following the satisfaction of certain conditions, including approval by the New South Wales Government under the long-term lease and license noted below.

The Company is purchasing 100 percent of the stock in the entities that operate Perisher from Murray Publishers Pty Ltd and Transfield Corporate Pty Ltd in Sydney. Perisher holds a long-term lease and license with the New South Wales Government under the National Parks and Wildlife Act, which expires in 2048 with a 20-year renewal option. The acquisition includes the resort areas known as Perisher Valley, Smiggin Holes, Blue Cow and Guthega, along with ski school, lodging, food and beverage, retail/rental and transportation operations, which together comprise Perisher.

“The acquisition of our first international mountain resort is a significant milestone for our Company. We’re thrilled to welcome the guests and employees of Perisher, Australia’s largest and most iconic resort, into the Vail Resorts family and deepen ties with one of our most important international markets,” said Rob Katz, chairman and chief executive officer of Vail Resorts. “This acquisition is part of Vail Resorts’ continued strategy to drive season pass sales and build loyalty with guests from around the world. Australia is one of the most important international markets for ski resorts across the Northern Hemisphere, generating an estimated more than 1 million skier visits annually to resorts in North America, Japan and Europe. We see this as a ground-breaking acquisition that will dramatically enhance the connection between our Company and Australian skiers and riders. We also see the acquisition as a natural fit, as Perisher is the Australian leader in innovation and guest experience - both hallmarks of Vail Resorts.”

Vail Resorts also announced that as of today, Perisher has re-opened season pass sales for its upcoming ski season, which is set to open on June 6, 2015. Perisher’s popular “Freedom Pass” is on sale for AU$749 and will include benefits substantially similar to Vail Resorts’ Epic Local Pass, with unlimited skiing and riding at Breckenridge, Keystone and Arapahoe Basin in Colorado; Park City and Canyons in Utah; and Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada. It also will include 10 days of free skiing and riding at Vail and Beaver Creek in Colorado. All U.S. resort access will be subject to certain holiday restrictions. Upon closing the acquisition, all previous purchasers of the 2015 Perisher Freedom Pass will also receive these new benefits and all Epic Pass purchasers will receive unlimited and unrestricted skiing at Perisher.

“To immediately showcase the power of this new connection, Vail Resorts is offering Perisher season pass holders an unprecedented opportunity by combining unlimited skiing, from June through October, at the best and largest resort in Australia with season-long skiing, from November through April, at nine of the best mountain resorts in the United States” said Katz. “Our Company looks forward to welcoming an even greater number of Australian guests to our domestic resorts to showcase the incredible experience we provide.”

The Company indicated that it expects Perisher to generate incremental Resort Reported EBITDA of approximately AU$20 million (approximately US$16 million) during its first twelve months of operation following the acquisition. The Company expects Perisher to generate positive Resort Reported EBITDA of approximately AU$38 million (approximately US$30 million) during its ski season, June through September, and negative Resort Reported EBITDA of approximately AU$18 million (approximately US$14 million) during its off-season, October through May. Further, the Company expects Perisher to generate approximately US$6 million of free cash flow in its first year of operations, after deducting capital expenditures at the resort, income taxes (both U.S. and Australian) and all interest expense relating to the acquisition. These estimates do not include any incremental benefit of increased visitation to the Company’s U.S. resorts from Australian guests.

At closing, the Company intends to fund the purchase price with cash on hand and the revolver portion of its senior credit facility. Depending upon timing of the closing, the Company will pay the sellers or receive from the sellers the net cash flow of Perisher since January 25, 2015. In addition, the Agreement provides that the Company will pay New South Wales stamp duty related to the acquisition, estimated to be approximately AU$4 million (US$3 million). References to U.S. dollars are based upon currency exchange rates currently in effect.

Vail Resorts newsroom: http://news.vailresorts.com
Perisher newsroom: http://www.perisher.com.au/media-room/latest-press-releases.html
Vail Resorts and Perisher b-roll and additional imagery may be found at https://vailresorts.app.box.com/VailResortsMediaAssets.

About Perisher Resort
Located in the picturesque Kosciuszko National Park in South Eastern New South Wales, Perisher’s 3,000 acres of skiable terrain, 47 lifts, 7 mountain peaks, 5 terrain parks, more than 100 groomed trails, night skiing and over 100 kilometers of cross-country skiing trails, makes it the Southern Hemisphere's largest mountain resort.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons and Park City in Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Forward-Looking Statements
Statements in this news release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to successfully initiate, complete and sell our real estate development projects and achieve the anticipated financial benefits from such projects; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; risks related to federal, state and local government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions, including the proposed acquisition of Perisher; our ability to realize anticipated financial benefits from Canyons or Park City and the proposed acquisition of Perisher; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; and a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements in this news release are made as of the date hereof and we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
This news release includes the estimated incremental Resort Reported EBITDA impact and free cash flow from Perisher. Resort Reported EBITDA, which represents the sum of Mountain and Lodging Reported EBITDA, is a non-GAAP financial measure used by the Company, which we define as segment net revenue less segment operating expense plus or minus segment equity investment income or loss. We define free cash flow as Resort Reported EBITDA less capital expenditures at the resort, income taxes (both U.S. and Australian) and all interest expense relating to the acquisition. Resort Reported EBITDA and free cash flow may not be comparable to similarly titled measures of other companies and should not be considered in isolation or an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. We refer you to the Company’s periodic reports filed with the SEC for further information regarding the Company’s use of these Non-GAAP financial measures and a reconciliation of the Company’s historical Resort Reported EBITDA to its GAAP results. With respect to the Company’s non-GAAP projections, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items. Certain items that impact these measures have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

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